PRICING SUPPLEMENT                                           File No. 333-122639
-------------------                                               Rule 424(b)(3)
 (To Prospectus Supplement and Prospectus dated February 25, 2005)
Pricing Supplement Number: 2466


                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series C
                   Due Nine Months or More from Date of Issue


                               Floating Rate Notes


 Principal Amount: $555,000,000        Original Issue DaAugust 22, 2005

 CUSIP Number:     59018YVY4           Stated Maturity DAugust 22, 2007

 Issue Price:     100%

 Interest Calculation:                 Day Count Convention:
 ---------------------                 ---------------------
 [x]  Regular Floating Rate Note       [x]  Actual/360
 [_]  Inverse Floating Rate Note       [_]  30/360
        (Fixed Interest Rate):         [_]  Actual/Actual



 Interest Rate Basis:
 --------------------
  [_] LIBOR                            [_]  Commercial Paper Rate
  [_] CMT Rate                         [_]  Eleventh District Cost of Funds Rate
  [_] Prime Rate                       [_]  CD Rate
  [x] Federal Funds Open Rate          [_]  Other (see attached)
  [ ] Treasury Rate
  Designated CMT Page:                Designated LIBOR Page:
       CMT Telerate Page:                   LIBOR Telerate Page:
       CMT Reuters Page:                    LIBOR Reuters Page:

 Index Maturity:  One Day              Minimum Interest Rate:  Not Applicable

 Spread:          Plus 0.115%          Maximum Interest Rate:  Not Applicable

 Initial
 Interest Rate:   Calculated as if     Spread Multiplier:      Not Applicable
                  the Original Issue
                  Date was an Interest
                  Reset Date

 Interest Reset
 Dates: Each Business Day, commencing August 23, 2005 to but excluding the Stated Maturity Date, subject to the following Business Day convention

 Interest Payment
 Dates: Quarterly, on the 22nd of February, May, August and November commencing November 22, 2005, subject to the following Business Day convention

 Fed Funds
 Open Rate:       The rate for an Interest Reset Date shall be the rate set
                  forth on Telerate Page 5 for that day underneath the caption
                  "FEDERAL FUNDS" in the row titled "OPEN". If the rate is not available for an Interest Reset Date, the rate for that Interest Reset Date shall be determined in accordance with the procedures set forth in the prospectus supplement for the Notes relating to determination of the Federal Funds
                  Rate.

Repayment at the
Option of
the Holder:       The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at
the Option of
the Company       The Notes cannot be redeemed prior to the Stated Maturity
                  Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:          JPMorgan Chase Bank, N.A.

Underwriters:     Merrill Lynch, Pierce, Fenner & Smith Incorporated
                  ("MLPF&S"), HSBC Securities (USA) Inc. and ABN AMRO
                  Incorporated (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead
                  Underwriter.

                  Pursuant to an agreement, dated August 17, 2005 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                  Underwriters                                    Principal Amount of the Notes
                  ------------                                    -----------------------------

                  Merrill Lynch, Pierce, Fenner & Smith                    $543,900,000
                                      Incorporated
                  ABN AMRO Incorporated                                    $5,550,000
                  HSBC Securities (USA) Inc.                               $5,550,000
                                                                          -------------
                                                                   Total   $555,000,000


                  Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                  The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting
Discount:         0.175%

Dated:            August 17, 2005